Exhibit 99.1

Ryan Lund	FOR RELEASE
VP, Director of Corporate Communications	March 15, 2022
(952) 746-0439
rlund@htlf.com

Heartland Financial USA, Inc., Board Announces New Independent Chairman

March 15, 2022 – Heartland Financial USA, Inc. (Nasdaq: HTLF) today announced that its Board of Directors appointed John K. Schmidt to serve as independent Chairman of the Board, replacing Lynn B. Fuller, who was removed as Executive Operating Chairman of the Board, effective immediately.  Mr. Schmidt has served on the Board since 2001.

“The Board determined that Mr. Fuller was no longer best positioned to serve in the Chairman role in light of his public disagreement with the company’s leadership and strategy, which was previously and unanimously approved by the Board,” said Schmidt.  “The Board has full and complete confidence in management and the company’s strategic plan to drive growth and deliver long-term value to shareholders.”

“I am honored to take on the role of Chairman and look forward to continuing to work with my fellow Board members, HTLF’s CEO Bruce K. Lee, and our talented management team to continue to execute on our strategic initiatives.  The company is well-positioned for continued success,” said Schmidt.

“We are consolidating our 11 separate bank charters into a single charter, a more common structure in the banking industry, to support our growth strategy,” Schmidt continued.  “The strategy aligns our 11 separate banks under a single charter while preserving our local brands, leadership, and decision-making.  We believe this will create sensible efficiencies and capacity that support future growth both organically and through M&A.”

Mr. Fuller remains a Director of the company.

John K. Schmidt Bio

Mr. Schmidt has been the Senior Vice President and Chief Financial Officer of A.Y. McDonald Industries since 2013 and was named Corporate Secretary in 2014.  Mr. Schmidt was the Chief Operating Officer (from 2004) and Chief Financial Officer (from 1991) of HTLF until joining A.Y. McDonald Industries.  Mr. Schmidt was also an officer of Dubuque Bank and Trust Company from 1984 to 2004 and President from 1999 to 2004.  Prior to joining Dubuque Bank and Trust Company in 1984, Mr. Schmidt was employed by the Office of the Comptroller of the Currency (the “OCC”) and Peat Marwick Mitchell, currently known as KPMG LLP. He graduated with a BA from the University of Northern Iowa.

Mr. Schmidt is a lifelong resident of Dubuque, Iowa, and serves as a Vice Chairman and Director on the Board of HTLF subsidiary Dubuque Bank and Trust Company; Board Member and Treasurer, High Voltage LLC; and Director of A.Y. McDonald Industries.  He’s a past President of Steeple Square.

About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. (NASDAQ: HTLF), operating under the brand name HTLF, is a financial services company with assets of $19.3 billion.  HTLF’s banks serve communities in Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin.  HTLF is committed to its core commercial business, supported by a strong retail operation, and provides a diversified line of financial services including residential mortgage, wealth management, investment and insurance.  Additional information is available at htlf.com.

Safe Harbor Statement
This release (including any information incorporated herein by reference), and future oral and written statements of the company and its management, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, financial condition, results of operations, plans, objectives and future performance of the company.

Any statements about the company’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  Forward-looking statements may include information about possible or assumed future results of the company’s operations or performance.  Although the company may make these statements based on management’s experience, beliefs, expectations, assumptions and best estimate of future events, the ability of the company to predict results or the actual effect or outcomes of plans or strategies is inherently uncertain, and there may be events or factors that management has not anticipated.  Therefore, the accuracy and achievement of such forward-looking statements and estimates are subject to a number of risks, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements.  These factors, which are detailed in the risk factors the “Risk Factors” section under Item 1A of Part I of the company’s Annual Report on Form 10-K for the year ended December 31, 2021, include, among others: (i) COVID-19 pandemic risks, including risks related to the ongoing COVID-19 pandemic and measures enacted by the U.S. federal and state governments and adopted by private businesses in response to the COVID-19 pandemic; (ii) economic and market conditions risks, including risks related to changes in the U.S. economy in general and in the local economies in which the company conducts its operations and future civil unrest, natural disasters, terrorist threats or acts of war; (iii) credit risks, including risks of increasing credit losses due to deterioration in the financial condition of the company's borrowers, changes in asset and collateral values and climate and other borrower industry risks which may impact the provision for credit losses and net charge-offs; (iv) liquidity and interest rate risks, including the impact of capital market conditions and changes in monetary policy on our borrowings and net interest income; (v) operational risks, including processing, information systems, cybersecurity, vendor, business interruption, and fraud risks; (vi) strategic and external risks, including competitive forces impacting our business and strategic acquisition risks; (vii) legal, compliance and reputational Risks, including regulatory and litigation risks; and (viii) risks of owning stock in the company, including stock price volatility and dilution as a result of future equity offerings and acquisitions.

There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect the company’s business, financial condition and results of operations. All statements in this release, including forward-looking statements, speak only as of the date they are made.  The company does not undertake and specifically disclaims any obligation to publicly release the results of any revisions which may be made to or correct or update any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or to otherwise update any statement in light of new information or future events.

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